Exhibit 10.121

Variation Agreement

From:	Unipec U.K. Co., Limited (“Unipec”)
Lawn House
74 Shepherd’s Bush Green London W12 8QE
Fax No; +44 20 8811 8581 Attention: Ed Averill

To :	General Maritime Management LLC (“GMM”) c/o General Maritime Corp. 299 Park Avenue 2nd Floor New York, NY 10171 Fax No: +1 212 763 5603 Attention: Sean Bradley

And:	Unique Tankers LLC (“Unique”) c/o General Maritime Corp. 299 Park Avenue 2nd Floor New York, NY 10171
Fax No: +1 212 763 5603
Attention: Sean Bradley

November 7, 2014

Dear Sirs

The Unique Tanker Pool and related agreements

We refer to an Agency Agreement entered into on or around 29 November 2012 between Unique and Unipec, an Option Side Letter and an Exclusivity Side Letter entered into on or around 29 November 2012, both made between GMM and Unipec and a Standard Ship Management Agreement (Shipman 2009) entered into on 30 November 2012 with a date of commencement as of 3 December 2012 between Unique and Unipec, (each a “Pool Agreement” and collectively the “Pool Agreements”).

In this Agreement, “Group Company” means in relation to a party to this Agreement any entity that directly or indirectly controls that party, or is controlled by that party, or is another entity controlled directly or indirectly by the entity which controls that party; and for these purposes “control of an entity” means

(i) the power (whether by way of ownership of shares or other ownership interests, proxy, contract, agency or otherwise) to:

(A)         cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting or other decision making forum of the entity; or

(B)         appoint or remove all, or the majority, of the directors or other equivalent officers of the entity; or

(C)         give directions with respect to the operating and financial policies of the entity with which the directors or other equivalent officers of the entity are obliged to or customarily comply; or

(ii) the holding beneficially of (A) more than 50% of the issued share capital or other ownership interests of the entity or (B) the share capital or other participation rights entitling the holders to more than 50% of the distributions of income or capital, whether or not on a winding up, (in each case excluding any part of that issued share capital or other participation rights that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Each of the Pool Agreements (other than the Ship Management Agreement) contains confidentiality restrictions, and the parties to this Agreement recognize that such restrictions would be breached by transactions contemplated by General Maritime Corporation LLC and/or its Group Companies. Accordingly, the parties to this Agreement have agreed that each of the Pool Agreements to which they are a party shall be adjusted in the manner hereinafter appearing on the basis that each of such adjustments shall be deemed to have been made on the date of entry into of the relevant Pool Agreement.

1                               Restrictions not applicable

The confidentiality and non-disclosure provisions set out in each of the Pool Agreements shall not apply:

(a)                       if and to the extent agreed in writing by the parties to the relevant Pool Agreement;

(b)                       to information that is already or subsequently enters into the public domain, other than following a disclosure by a party to the relevant Pool Agreement in breach of the relevant Pool Agreement; or

(c)                        to information acquired by a party from an unconnected source free from any obligation of confidence to any other person; or

(d)                       to the extent that the information concerned is not, or could not reasonably be expected to be, confidential.

2                               Permitted disclosures

The confidentiality and non-disclosure provisions set out in each of the Pool Agreements shall not apply, and a party may disclose information which would otherwise be confidential and/or where it would otherwise be precluded from disclosing the same by the relevant Pool Agreement (and, where so required, copies of the Pool Agreements themselves), to the extent:

(a)                       necessary to obtain any consents to the transactions contemplated by, or for the implementation of, the relevant Pool Agreement;

(b)                       required to allow a party to comply with any contractual obligations existing at the date of the relevant Pool Agreement;

(c)                        (upon notice to the other parties), desirable to enable third parties who are or may be interested in joining the Unique Tanker Pool to obtain a proper understanding of the contractual arrangements governing the operation of the Unique Tanker Pool (together with their affiliated entities, financiers and other advisers);

(d)                       required to allow a party to any of the Pool Agreements (and/or any of their Group Companies) to report the financial performance of the Unique Tanker Pool to its shareholders (or those of any Group Company);

(e)                        (upon notice to the other parties), required to allow a party to any of the Pool Agreements (or any Group Company of any of such persons) to make disclosures on a confidential basis to present or prospective investors in or lenders to any such entity(or their respective advisers) or in connection with any merger, acquisition, disposal or divestment or the financing of any of the same or any holding in any such entity (but there shall be no requirement to disclose in the notice given to the other parties the identities of any third parties to whom such information is to be disclosed under this paragraph (e));

(f)                         (upon notice to the other parties, unless giving such notice could constitute a breach of any applicable law or regulation), required to allow or in contemplation of the initial public offering or any private placement or any further issue or offering of securities (whether or not the same are to be publicly traded) in any Group Company of a party to any of the Pool Agreements, including for the avoidance of doubt, filing any registration statements or other documentation with the Securities and Exchange Commission or any other regulatory authorities for such purposes;

(g)                        information is disclosed to the directors, board observers, employees, officers, agents, professional advisers, insurers, auditors or bankers of any party to any of the Pool Agreements or of any of their Group Companies to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities;

(h)                       information is disclosed to vest the full benefit of or to enforce any rights conferred by any of the Pool Agreements on any party to the same or in connection with any proceedings arising out of or in connection with any of the Pool Agreements; and

(i)                           information is required to be disclosed (whether or not such requirement has the force of law) to a court or other authority of competent jurisdiction or taxation authority, governmental, official or regulatory or supervisory body or authority or to inspectors or others authorised by such a body or authority or as otherwise required by the law of any relevant jurisdiction or to any relevant securities exchange or as otherwise required by the law of any relevant jurisdiction;

provided always that the disclosing party shall, save in relation to paragraphs (f) and (i), use all reasonable endeavours to (i) ensure that the recipient of such information is advised of the confidential nature of the same and (ii) procure that any information so disclosed is used only for the purposes for which it was disclosed and (iii) procure that such information is kept confidential by the person to whom it is disclosed.

3                               Supplemental Effect

This Agreement is supplemental to, and shall have effect as if it formed part of and is incorporated into, each of the Pool Agreements which, save to the extent modified by this Agreement, shall continue in full force and effect, including, without limitation, with regard to the relevant law, jurisdiction and notice provisions of the the relevant Pool Agreement.

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or the agreement recorded in it (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. The parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter (including non-contractual disputes or claims).

Please acknowledge receipt and acceptance of the terms of this Agreement by signing, dating and returning the enclosed copy.

Yours faithfully,

/s/ [ILLEGIBLE]
Unipec U.K. Co., Limited

We hereby acknowledge receipt and accept the terms contained in this Agreement

Signed	/s/ [ILLEGIBLE]	Date	10 Nov 2014
General Maritime Management LLC

We hereby acknowledge receipt and accept the terms contained in this Agreement

Signed	/s/ [ILLEGIBLE]	Date	10 Nov 2014
Unique Tankers LLC